Exhibit 99.1
Core Natural Resources Reports First Quarter 2026 Results
Reports net income of $21.0 million and adjusted EBITDA1 of $179.9 million
Delivers excellent operating performances at Leer South and West Elk
Generates net cash provided by operating activities of $119.4 million and free cash flow1 of $55.5 million
Returns $47.0 million to stockholders, bringing the total returned to stockholders since Q1 2025 to $292.1 million
CANONSBURG, Pa., May 7, 2026 /PRNewswire/ — Today, Core Natural Resources, Inc. (NYSE: CNR) (“Core” or the “company”) reported net income of $21.0 million, or $0.41 per diluted share, in the first quarter of 2026. Additionally, Core reported adjusted EBITDA1 of $179.9 million in the quarter. Revenues totaled $1.1 billion in Q1.
“I am pleased to report that Core is beginning to demonstrate the true potential of the combined platform,” said Jimmy Brock, Core’s chair and chief executive officer. “During Q1, Core’s operations executed at a high level, led by strong performances at Leer South and West Elk, while again deploying substantial free cash flow to our capital return program. The metallurgical segment achieved a significant, quarter-over-quarter increase in sales margins, underpinned by a substantial step-down in its cash cost of coal sold per ton, and the high calorific value thermal segment again delivered solid sales margins even as it navigated elevated electricity costs at the Pennsylvania Mining Complex stemming from this winter’s Arctic outbreak as well as several weeks of challenging geology at the PAMC. Most importantly, the team continued to operate in tight alignment with our core values – safety and compliance, continuous improvement, and financial performance. Looking ahead, we expect to maintain this positive momentum in pursuit of operational excellence across the entire enterprise.”
Operational and Marketing Update
During the first quarter of 2026, Core’s high calorific value thermal segment had coal sales of 7.7 million tons and achieved realized coal revenue per ton sold1 of $58.86, with both sales volumes and realized pricing generally in line with the previous quarter’s results. The segment had cash cost of coal sold per ton1 of $42.56, which was modestly higher than in the previous quarter due to the previously discussed power price spikes and short-term (and now past) geologic challenges at the PAMC.
In Core’s metallurgical segment, coking coal sales totaled 2.1 million tons in Q1 and thermal byproduct sales totaled 0.3 million tons. The segment achieved realized coal revenue per ton sold1 for coking coal of $122.11, which was 7 percent higher than during the previous quarter due principally to an increased percentage of sales linked to Premium Low-Vol pricing. Realized coal revenue per ton sold1 for the metallurgical segment as a whole was $112.03. The metallurgical segment reported a cash cost of coal sold per ton1 of $92.35, which was 11 percent lower than in the previous quarter.
In the Powder River Basin segment, Q1 sales volumes totaled 11.9 million tons, which represented a step-down from the previous quarter’s volume levels due to reduced shipments in the face of a relatively temperate winter overall. Realized coal revenue per ton sold1 was $14.39 and cash cost of coal sold per ton1 came in at $13.64, which was generally in line with the previous quarter despite the lower volume levels.

The following table presents operational results by reportable segment (in millions, except per ton information):

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
High C.V. Thermal Segment
Tons Sold	7.7	7.8	7.1
Realized Coal Revenue per Ton Sold[1]	$58.86	$58.11	$63.18
Cash Cost of Coal Sold per Ton[1]	$42.56	$41.42	$42.78
Cash Margin per Ton Sold[1]	$16.30	$16.69	$20.40

Metallurgical Segment
Tons Sold	2.5	2.3	2.3
Coking Coal	2.1	2.0	1.9
Thermal Byproduct	0.3	0.3	0.4
Realized Coal Revenue per Ton Sold[1]	$112.03	$105.45	$98.26
Coking Coal[1]	$122.11	$114.25	$113.70
Thermal Byproduct[1]	$41.94	$47.50	$32.83
Cash Cost of Coal Sold per Ton[1]	$92.35	$103.49	$91.00
Cash Margin per Ton Sold[1]	$19.68	$1.96	$7.26

Powder River Basin Segment
Tons Sold	11.9	12.6	10.7
Realized Coal Revenue per Ton Sold[1]	$14.39	$14.21	$14.93
Cash Cost of Coal Sold per Ton[1]	$13.64	$13.62	$12.44
Cash Margin per Ton Sold[1]	$0.75	$0.59	$2.49
Financial, Liquidity, and Capital Return Update
During Q1 2026, Core generated net cash provided by operating activities of $119.4 million and free cash flow1 of $55.5 million.
Core’s capital return framework targets the return to stockholders of around 75 percent of free cash flow1, with the significant majority of that return directed to share repurchases complemented by a sustaining quarterly dividend of $0.10 per share. During Q1 2026, the company invested $41.9 million to repurchase 464,600 shares of its common stock at an average share price of $90.23. Core has now invested a total of $266.2 million to repurchase 3.6 million shares of common stock, or roughly 6.6 percent of total shares outstanding as of the program’s launch, at an average share price of $74.92, and a total of $292.1 million, inclusive of dividend payments, in the capital return program overall.
Since the inception of its capital return program in February 2025, Core has returned approximately 97 percent of its free cash flow1 to stockholders via its capital return program. As of March 31, 2026, Core had $733.8 million of remaining authorization under its existing $1.0 billion share repurchase program.
In addition, the board declared a $0.10 per share quarterly dividend payable on June 12, 2026, to stockholders of record on May 29, 2026.
“Looking ahead, we expect to build on the strong free cash flow generation achieved in the first quarter of 2026, supported by the anticipation of further improvements in our operational execution and cost performance in key operating segments; the expectation of significant incremental insurance proceeds related to last year’s combustion event at Leer South; and our strong book of contracted business, particularly in the high calorific value thermal segment,” said Mitesh Thakkar, Core’s president and chief financial officer. “We expect that strong outlook for free cash flow generation to drive another year of robust capital returns to our stockholders, anchored by share repurchases.”
At March 31, 2026, Core had total liquidity of $935 million, including $413 million in cash and cash equivalents.

Market Update
Market conditions are highly dynamic in global energy markets at present.
Despite continuing growth in U.S. electricity demand, particularly in the most coal-dependent regions, thermal coal consumption retraced during Q1 in the face of relatively mild weather and weak natural gas prices. Still, Core views the outlook for domestic thermal coal demand as promising, as U.S. grid operators prepare for robust power demand growth through the remainder of the decade, spurred by the AI-driven data center build-out. With the U.S. coal fleet still operating at a capacity factor of less than 50 percent – and with the Trump Administration moving aggressively to ensure the long-term viability of the U.S. coal fleet – Core expects U.S. thermal coal markets to expand and strengthen in coming quarters.
While global economic uncertainty has weighed on metallurgical markets in recent months, the ongoing rationalization of high-cost supply coupled with the aftereffects of weather-related disruptions in Australia continue to provide a level of support to these markets, while at the same time highlighting the fragility of the global supply chain. Looking ahead, Core expects the ongoing, steel-dependent build-out of Southeast Asian economies – along with sustained investment in new blast furnace capacity across that region – to support a constructive, long-term market outlook for high-quality coking coals.
Importantly, Core continues to capitalize on the ability to direct its exceptionally high-rank thermal coals to the most advantageous segments of the seaborne market at a time of historic volatility in energy markets.
Outlook
“As anticipated, we believe we have reached an inflection point in Core’s operational and financial execution,” Brock stated. “With the entire operating platform now performing at a high level, we expect to generate substantial amounts of free cash flow for deployment in our capital return program in future quarters, while continuing to demonstrate Core’s ability to create stockholder value in a wide range of market environments. At the same time, our diversified portfolio of world-class assets – in concert with our extensive and strategic logistical network – should continue to position us to capitalize on the most compelling market opportunities in today’s highly dynamic energy markets, including resurgent power demand growth here in the United States, tightening global energy markets, and the ongoing infrastructure build-out in the developing world.”
1 - Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures and Realized Coal Revenue per Ton Sold and Cash Cost of Coal Sold per Ton are operating ratios derived from non-GAAP financial measures, each of which is reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures.” Cash Margin per Ton Sold is an operating ratio derived from non-GAAP financial measures and is defined as realized coal revenue per ton sold less cash cost of coal sold per ton.

2026 Guidance

	2026
	Tons	$ per ton
Sales Volume (in millions of tons)
Coking[1]	8.6 - 9.4
High C.V. Thermal[2]	30.0 - 32.0
Powder River Basin	47.0 - 50.0
Total	85.6 - 91.4

Metallurgical (in millions of tons)
Committed, Priced Coking	3.8	$122.40
Committed, Unpriced Coking	4.5
Total Committed Coking	8.3

Metallurgical Cash Cost of Coal Sold per Ton		$88.00 - $94.00

High C.V. Thermal (in millions of tons)
Committed, Priced[3]	28.5	$57.85
Committed, Unpriced	0.6
Total Committed High C.V. Thermal	29.1

High C.V. Thermal Cash Cost of Coal Sold per Ton		$38.00 - $39.50

Powder River Basin[4] (in millions of tons)
Committed, Priced	47.8	$14.20

Powder River Basin Cash Cost of Coal Sold per Ton		$13.00 - $13.50

Corporate (in $ millions)
Capital Expenditures	$325 - $375
Depreciation, Depletion and Amortization	$600 - $650
Cash Basis Selling, General and Administrative[5]	$85 - $100
Cash Tax Rate	0% - 5%
1 - Excludes thermal byproduct
2 - Includes crossover volumes
3 - Reflects inclusion of collared commitments
4 - Reflects the expected impact of the recently enacted royalty rate reduction on federal coal leases
5 - Excludes expenses related to non-cash stock-based compensation and other non-recurring adjustments
Note - Core is unable to provide a reconciliation of Metallurgical Cash Cost of Coal Sold per Ton, High C.V. Thermal Cash Cost of Coal Sold per Ton and Powder River Basin Cash Cost of Coal Sold per Ton guidance, which are operating ratios derived from non-GAAP financial measures, without unreasonable efforts due to the unknown effect, timing and potential significance of certain income statement items.

Availability of Additional Information
Please refer to our website, www.corenaturalresources.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.
Investors seeking our detailed financial statements can refer to the Quarterly Report on Form 10-Q once it has been filed with the Securities and Exchange Commission (“SEC”).
About Core Natural Resources, Inc.
Core Natural Resources, Inc. (NYSE: CNR) is a world-class producer of high-quality metallurgical and high calorific value thermal coals for the global marketplace. Core’s highly skilled workforce operates a best-in-sector portfolio of large-scale, low-cost longwall mines, including the Pennsylvania Mining Complex, Leer, Leer South, and West Elk mines, along with one of the world’s largest and most productive surface mines, Black Thunder. The company plays an essential role in meeting the world’s growing need for steel, infrastructure, and energy, while simultaneously serving the resurgent requirements of the U.S. power generation fleet. Core has an extensive and strategic logistical network – anchored by ownership positions in two East Coast marine export terminals – that provides reliable and efficient access to seaborne coal markets. The company’s deeply ingrained culture is grounded in safety and compliance, continuous improvement, and financial performance, with an emphasis on stakeholder engagement and stockholder returns. Core was created in January 2025 via the merger of long-time industry leaders CONSOL Energy and Arch Resources and is based in Canonsburg, Pennsylvania.

Condensed Consolidated Statement of Cash Flows
The following table presents the condensed consolidated statement of cash flows for the three months ended March 31, 2026 (in thousands):

Three Months Ended March 31,
2026
Cash Flows from Operating Activities:	(Unaudited)
Net Income	$21,044
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	146,295
Other Non-Cash Adjustments to Net Income	4,554
Changes in Working Capital	(52,493)
Net Cash Provided by Operating Activities	119,400
Cash Flows from Investing Activities:
Capital Expenditures	(73,097)
Proceeds from Sales of Assets	9,211
Other Investing Activity	(15,949)
Net Cash Used in Investing Activities	(79,835)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(8,923)
Repurchases of Common Stock	(41,923)
Dividends and Dividend Equivalents Paid	(5,105)
Other Financing Activities	(1,646)
Net Cash Used in Financing Activities	(57,597)
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(18,032)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	601,162
Cash, Cash Equivalents and Restricted Cash at End of Period	$583,130

Reconciliation of Non-GAAP Financial Measures
We define realized coal revenue as revenues reported in the Condensed Consolidated Statements of Income (Loss) less transportation costs, transloading revenues and other revenues not directly attributable to coal sales. We define realized coal revenue per ton sold as realized coal revenue divided by tons sold.
The following tables present reconciliations by reportable segment of realized coal revenue and realized coal revenue per ton sold to revenues, the most directly comparable GAAP financial measure (in thousands, except per ton information):

	Three Months Ended March 31, 2026
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Revenues	$552,832	$342,335	$175,180	$24,212	$5,429	$(15,710)	$1,084,278
Less: Adjustments to Reconcile to Segment Realized Coal Revenue
Transportation Costs, including Intersegment Transportation Costs	99,373	67,787	3,707	—	—	—	170,867
Intersegment Terminal Revenues	—	—	—	15,710	—	(15,710)	—
Non-Coal Revenues	—	—	—	8,502	5,429	—	13,931
Segment Realized Coal Revenue	$453,459	$274,548	$171,473	$—	$—	$—	$899,480
Tons Sold	7,703	2,451	11,918
Realized Coal Revenue per Ton Sold	$58.86	$112.03	$14.39

	Three Months Ended December 31, 2025
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Revenues	$545,336	$304,787	$182,956	$24,105	$2,996	$(17,715)	$1,042,465
Less: Adjustments to Reconcile to Segment Realized Coal Revenue
Transportation Costs, including Intersegment Transportation Costs	89,525	65,953	3,287	—	—	—	158,765
Intersegment Terminal Revenues	—	—	—	17,715	—	(17,715)	—
Non-Coal Revenues	—	—	—	6,390	2,996	—	9,386
Segment Realized Coal Revenue	$455,811	$238,834	$179,669	$—	$—	$—	$874,314
Tons Sold	7,844	2,265	12,647
Realized Coal Revenue per Ton Sold	$58.11	$105.45	$14.21

	Three Months Ended March 31, 2025
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Revenues	$542,086	$304,580	$162,589	$21,226	$3,195	$(16,270)	$1,017,406
Less: Adjustments to Reconcile to Segment Realized Coal Revenue
Transportation Costs, including Intersegment Transportation Costs	93,729	76,982	2,740	—	—	—	173,451
Intersegment Terminal Revenues	—	—	—	16,270	—	(16,270)	—
Non-Coal Revenues	—	—	—	4,956	3,195	—	8,151
Segment Realized Coal Revenue	$448,357	$227,598	$159,849	$—	$—	$—	$835,804
Tons Sold	7,097	2,316	10,707
Realized Coal Revenue per Ton Sold	$63.18	$98.26	$14.93
The following tables present breakdowns of the realized coal revenue per ton sold for the Metallurgical segment between coking coal and thermal byproduct (in thousands, except per ton information):

	Three Months Ended March 31, 2026
	Coking Coal	Thermal Byproduct	Total Metallurgical Segment
Segment Realized Coal Revenue	$261,632	$12,916	$274,548
Tons Sold	2,143	308	2,451
Realized Coal Revenue per Ton Sold	$122.11	$41.94	$112.03

	Three Months Ended December 31, 2025
	Coking Coal	Thermal Byproduct	Total Metallurgical Segment
Segment Realized Coal Revenue	$224,647	$14,187	$238,834
Tons Sold	1,966	299	2,265
Realized Coal Revenue per Ton Sold	$114.25	$47.50	$105.45

	Three Months Ended March 31, 2025
	Coking Coal	Thermal Byproduct	Total Metallurgical Segment
Segment Realized Coal Revenue	$213,082	$14,516	$227,598
Tons Sold	1,874	442	2,316
Realized Coal Revenue per Ton Sold	$113.70	$32.83	$98.26
We evaluate our cash cost of coal sold on an aggregate basis by segment and our cash cost of coal sold per ton on a per-ton basis. Cash cost of coal sold includes items such as direct operating costs, royalties, production taxes and credits and direct administration costs, and excludes transportation costs, indirect costs, other costs not directly attributable to the production of coal and depreciation, depletion and amortization costs on production assets. We define cash cost of coal sold per ton as cash cost of coal sold divided by tons sold.

The following tables present reconciliations by reportable segment of cash cost of coal sold and cash cost of coal sold per ton to cost of sales, the most directly comparable GAAP financial measure (in thousands, except per ton information):

	Three Months Ended March 31, 2026
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Cost of Sales	$427,198	$284,369	$166,303	$8,230	$8,795	$(15,710)	$879,185
Less: Adjustments to Reconcile to Segment Cash Cost of Coal Sold
Transportation Costs	84,716	66,734	3,707	—	—	—	155,157
Intersegment Transportation Costs	14,657	1,053	—	—	—	(15,710)	—
Cost of Sales from Idled Operations	—	—	—	—	4,480	—	4,480
Insurance Reimbursements - Fire Costs	—	(9,723)	—	—	—	—	(9,723)
Terminal Operating Costs	—	—	—	8,230	—	—	8,230
Other Non-Active Mining Costs	—	—	—	—	4,315	—	4,315
Segment Cash Cost of Coal Sold	$327,825	$226,305	$162,596	$—	$—	$—	$716,726
Tons Sold	7,703	2,451	11,918
Cash Cost of Coal Sold per Ton	$42.56	$92.35	$13.64

	Three Months Ended December 31, 2025
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Cost of Sales	$425,553	$325,629	$175,539	$7,813	$17,656	$(17,715)	$934,475
Less: Adjustments to Reconcile to Segment Cash Cost of Coal Sold
Transportation Costs	73,605	64,158	3,287	—	—	—	141,050
Intersegment Transportation Costs	15,920	1,795	—	—	—	(17,715)	—
Cost of Sales from Idled Operations	11,124	25,262	—	—	9,501	—	45,887
Terminal Operating Costs	—	—	—	7,813	—	—	7,813
Other Non-Active Mining Costs	—	—	—	—	8,155	—	8,155
Segment Cash Cost of Coal Sold	$324,904	$234,414	$172,252	$—	$—	$—	$731,570
Tons Sold	7,844	2,265	12,647
Cash Cost of Coal Sold per Ton	$41.42	$103.49	$13.62

	Three Months Ended March 31, 2025
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Cost of Sales	$397,290	$324,163	$135,898	$7,825	$21,390	$(16,270)	$870,296
Less: Adjustments to Reconcile to Segment Cash Cost of Coal Sold
Transportation Costs	78,175	76,266	2,740	—	—	—	157,181
Intersegment Transportation Costs	15,554	716	—	—	—	(16,270)	—
Cost of Sales from Idled Operations	—	36,406	—	—	4,644	—	41,050
Terminal Operating Costs	—	—	—	7,825	—	—	7,825
Other Non-Active Mining Costs	—	—	—	—	16,746	—	16,746
Segment Cash Cost of Coal Sold	$303,561	$210,775	$133,158	$—	$—	$—	$647,494
Tons Sold	7,097	2,316	10,707
Cash Cost of Coal Sold per Ton	$42.78	$91.00	$12.44
We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as loss on debt extinguishment and (iii) other adjustments, such as stock-based compensation, Merger-related expenses and fair value adjustments of commodity derivative instruments. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of our operating performance or that arise outside of the ordinary course of our business.
The following table presents a reconciliation by reportable segment of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended March 31, 2026
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Other and Corporate	Consolidated
Net Income (Loss)	$72,958	$(12,895)	$577	$14,503	$(54,099)	$21,044
Income Tax Benefit	—	—	—	—	(427)	(427)
Interest Expense, net	—	—	—	—	6,444	6,444
Depreciation, Depletion and Amortization	52,676	70,861	8,300	1,479	12,979	146,295
Other Adjustments	—	—	—	—	6,534	6,534
Adjusted EBITDA	$125,634	$57,966	$8,877	$15,982	$(28,569)	$179,890

Free cash flow is a non-GAAP financial measure, defined as net cash provided by operating activities plus proceeds from sales of assets and unrestricted cash proceeds from the Merger with Arch Resources, Inc., less capital expenditures and investments in mining-related activities. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand the company's asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures, since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure (in thousands):

Three Months Ended March 31, 2026
Net Cash Provided by Operating Activities	$119,400

Capital Expenditures	(73,097)
Proceeds from Sales of Assets	9,211
Free Cash Flow	$55,514

Cautionary Statement Regarding Forward-Looking Statements
This communication contains certain “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may be identified by words such as “years ahead,” “look forward” and similar expressions. Forward-looking statements are not statements of historical fact and reflect Core’s current views about future events. No assurances can be given that the forward-looking statements contained in this communication will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, uncertainties regarding the ability of Core to mine, upgrade, process, and extract rare earth elements and critical minerals from its existing mines, including uncertainties regarding the financial impacts of such activities; risks related to the recently announced CEO transition; risks related to the prior occurrence of combustion-related activity at Core’s Leer South mine and the risk of future occurrences; the increase in combustion-related gases at Core’s Leer South mine; deterioration in economic conditions or changes in consumption patterns of our customers may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; volatility and wide fluctuation in coal prices based upon a number of factors beyond our control; an extended decline in the prices we receive for our coal; significant downtime of our equipment or inability to obtain equipment, parts or raw materials; decreases in the availability of, or increases in the price of, commodities or capital equipment used in our coal mining operations; our reliance on major customers, our ability to collect payment from our customers and uncertainty in connection with our customer contracts; our inability to acquire additional coal reserves or resources that are economically recoverable; decreases in coal consumption patterns for steel production, electric power generation and industrial applications; the availability and reliability of transportation facilities and other systems that deliver our coal to market and fluctuations in transportation costs; a loss of our competitive position; inflation that could result in higher costs and decreased profitability; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; risks related to the fact that a significant portion of our production is sold in international markets (and may grow) and our compliance with export control and anti-corruption laws; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of current and future regulations to address climate change, the discharge, disposal and clean-up of hazardous substances and wastes and employee health and safety on our operating costs as well as on the market for coal; the risks inherent in coal operations, including being subject to unexpected disruptions caused by adverse geological conditions, equipment failure, delays in moving longwall equipment, railroad derailments or strikes, security breaches or terroristic acts and other hazards, delays in the completion of significant construction or repair of equipment, fires, explosions, seismic activities, accidents and weather conditions; failure to obtain or renew surety bonds, letters of credit or insurance coverages on acceptable terms; the effects of coordinating our operations with oil and natural gas drillers and distributors operating on our land; our inability to obtain financing for capital expenditures on satisfactory terms; the effects of our securities being excluded from certain investment funds as a result of environmental, social and corporate governance (“ESG”) practices; the effects of global conflicts on commodity prices and supply chains; the effect of new or existing laws, regulations, tariffs, executive orders or other trade measures; our inability to find suitable joint venture partners, acquisition targets or similar investments or integrating the operations of future acquisitions or investments into our operations; obtaining, maintaining and renewing governmental permits and approvals for our coal operations; the effects of asset retirement obligations, employee-related long-term liabilities and certain other liabilities; uncertainties in estimating our economically recoverable coal reserves; defects in our chain of title for our undeveloped reserves or failure to acquire additional property to perfect our title to coal rights; the outcomes of various legal proceedings; the risk of our debt agreements, our debt and changes in interest rates affecting our operating results and cash flows; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; the potential failure to retain and attract qualified personnel of the company; failure to maintain effective internal control over financial reporting; uncertainty with respect to the company’s common stock, potential stock price volatility and future dilution; uncertainty regarding the timing and value of any dividends we may declare; uncertainty as to whether we will repurchase shares of our common stock; inability of stockholders to bring legal action against us in any forum other than the state courts of Delaware; the risk that the businesses of the company and Arch Resources, Inc. will not be integrated successfully after the closing of the Merger; the risk that the anticipated benefits of the Merger may not be realized or may take longer to realize than expected; and other unforeseen factors.
All such factors are difficult to predict, are beyond Core’s control, and are subject to additional risks and uncertainties, including those detailed in Core’s annual report on Form 10-K for the year ended December 31, 2025, quarterly reports on Form 10-Q, and current reports on Form 8-K that are available on Core’s website at www.corenaturalresources.com and on the SEC’s website at http://www.sec.gov.
Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Core does not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Source: Core Natural Resources, Inc.
Contacts:
Investor:
Deck Slone, (314) 994-2766
investorrelations@coreresources.com
Media:
Erica Fisher, (724) 416-8292
media@coreresources.com